 EXHIBIT 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

June 16, 2022

To the Board of Directors of Unbanked Inc.,

We hereby consent to the inclusion of our Auditors' Report, dated April 15, 2022, on the financial statements of Unbanked Inc. – which comprise the balance sheet as of December 31, 2021, and the related statements of income, changes in stockholders' equity, and cash flows for the year then ended, and the related notes to the financial statements— in the Company's Form 1-A. We also consent to application of such report to the financial information in the Report on Form 1-A, when such financial information is read in conjunction with the financial statements referred to in our report.

Best,

TaxDrop LLC

TaxDrop LLC

Robbinsville, New Jersey

June 16, 2022